Exhibit 10.1

July 21, 2022

Brian Smith

Atlanta, GA

Dear Brian,

We thank you very much for all of your contributions to the Coca-Cola system. This letter outlines your intent to retire.

As we discussed, you will step down from your current role as President and Chief Operating Officer effective September 30, 2022. You will continue with the Company as a senior executive through February 28, 2023, at which time you will retire from the Company.  As a senior executive, you will continue to report to me.

Your base pay and annual incentive target will remain unchanged. Pursuant to the terms of the annual incentive plan, you will be eligible for an annual incentive award for 2022 and 2023, prorated through your retirement date. The actual payment amount is contingent upon actual Company performance and your performance. Any award made to you shall be determined by the Talent and Compensation Committee.

All performance share unit (PSU) awards and stock options which you previously have received will be treated according to the terms of The Coca-Cola Company’s applicable equity plans and programs as well as your related award agreements. You will not receive future Long-Term Incentive grants.

Sincerely,

/s/ James Quincey

James Quincey

c:	Carl Saunders
Executive Compensation
Executive Services

July 21, 2022

I, Brian Smith, agree to the terms in this letter:

Signature:	/s/ Brian Smith

Date:	July 21, 2022